Exhibit (21)-1



                  Wisconsin Energy Corporation


The following are subsidiaries of Wisconsin Energy Corporation


     Badger Service Company

     Edison Sault Electric Company

     Minergy Corp., formerly Minergy Corporation

     Northern Tree Service, Inc.

     WEC International Inc.

     WEC Nuclear Corp.*, formerly WEC Sub Corp.

     Wisconsin Electric Power Company

     Wisconsin Energy Capital Corporation, formerly Wisconsin
        Michigan Investment Corporation

     Wisconsin Michigan Corporation*

     Wispark Corporation

     Wisvest Corporation

     Witech Corporation




* Non-operating companies.